Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Erica Abrams
The Blueshirt Group for BigBand Networks
+1.415.217.5864
erica@blueshirtgroup.com

BIGBAND NETWORKS ANNOUNCES REVISED REVENUE OUTLOOK

FOR THIRD QUARTER OF 2007

REDWOOD CITY, Calif., Sept. 27, 2007—BigBand Networks, Inc., (NASDAQ: BBND) today revised its revenue outlook for the third quarter ending September 30, 2007. The Company now expects to report revenue for the third quarter in the range of $35 to $39 million, which is below the Company’s previous guidance of $54 to $58 million.

The lower revenue outlook is due to several coincident factors. BigBand has been deploying switched digital video across an expanding number of customers and configurations. Some of these ongoing deployments have required more software customization and integration than originally expected. This impacted the Company’s ability to recognize switched digital revenue for some deployments in the third quarter. The Company also experienced slowdown in Telco-TV revenue, as its major customer worked through some previously purchased inventory. Finally, the Company experienced continued softness in its data business. As a result of lower revenue expectations, BigBand expects to report an operating loss for the third quarter of fiscal year 2007.

“While we believe the market for our video solutions continues to be strong and are confident in our roadmap for the long term, we are clearly disappointed in our execution this quarter,” said Amir Bassan-Eskenazi, BigBand’s chief executive officer. “We are aggressively addressing these issues and will provide more specifics in our announcement of third quarter financial results in early November.”

Conference Call to Discuss Preliminary Results

The Company will host a corresponding conference call at 2:00 p.m. Pacific Daylight Time on Thursday, September 27, 2007, which is available to investors by dialing +1.800.257.2182 or +1.303.262.2138 for callers outside the U.S. and Canada. An audio replay of the call will also be available to investors beginning at approximately 4:00 p.m. Pacific Daylight Time on Thursday, September 27, 2007 until Wednesday, October 31, at 11:59 p.m. Pacific Daylight Time, by dialing +1.800.405.2236 or +1.303.590.3000 for callers outside the U.S. and Canada and entering passcode 11098637.

Cautionary Statement

The statements in this release relating to BigBand’s revenue guidance for the September 30, 2007 quarter, delays in deploying solutions, softness in our Video and Data businesses, expected operating loss the September quarter, market growth, pace of adoption, BigBand’s roadmap and efforts to address BigBand’s execution challenges are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand for video services, the market acceptance of our products; the fluctuations in our gross margins; the concentration of our customer base; competitive developments including pricing pressures; the timing of recognition of a significant portion of our net revenues given the complex systems integration involved; the level of orders that are received and can be shipped in a given quarter; unexpected delays in deploying our solutions and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to BigBand’s Report on Form 10-Q (“Form 10-Q”) filed on August 10, 2007. You can obtain a copy of the Form 10-Q on the SEC’s Web site (www.sec.gov).

Stockholders of BigBand Networks are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. BigBand Networks does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this September 27, 2007 press release, or to reflect the occurrence of unanticipated events.

About BigBand Networks

BigBand Networks, Inc. provides broadband service providers with innovative network solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery of video, voice and data across a wide range of services, including digital TV, high definition TV, addressable advertising, video-on-demand, interactive TV, Internet TV, video telephony, high-speed Internet and voice-over-IP. BigBand Networks’ customers include more than 200 service providers—including six of the ten largest service providers in the U.S.—and leading cable and telco service providers in North America, Asia, Europe and Latin America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.